Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE April 1, 2019

MTS SYSTEMS ANNOUNCES APPOINTMENT OF
LINDA ZUKAUCKAS AND NANCY ALTOBELLO TO BOARD OF DIRECTORS

EDEN PRAIRIE, MN - April 1, 2019 - MTS Systems Corporation (Nasdaq: MTSC),a leading global supplier of high-performance test systems, motion simulators and sensors, today announced the appointment of two new members to the Board of Directors, Ms. Nancy Altobello and Ms. Linda Zukauckas, effective April 1, 2019. These seasoned executives add further financial depth, global capital market and cybersecurity expertise, along with notable leadership responsibilities for the creation of high performance, diverse global enterprises over the course of their careers.

Nancy Altobello retired from Ernst & Young LLP (EY) in 2018, following a highly successful, 38-year career in which she rose through the audit ranks, to become a Managing Partner for both Audit and Advisory Services in the Northeast US Region by 2003. In addition to her role as an executive Audit Partner since 1994, where her oversight responsibilities included numerous global industrial and technology companies, Nancy assumed the added responsibility of Vice Chair of Talent for the Americas in 2008, which later expanded to Talent and People Strategy for EY worldwide. Nancy is a recognized leader for both her professional accomplishments, as well as her skills in the creation of diverse, global leadership teams that were instrumental to EY’s success over many years. Nancy served on the Board of EY from 2014 until her retirement from the firm in 2018. She also served on the Board of Directors and the Compensation and M&A committees of CA Technologies, a $4.2 billion global leader in software development, until it was acquired by Broadcom in November 2018.

Linda Zukauckas is the Executive Vice President, Business CFO Group and Deputy Chief Financial Officer for American Express, where she leads all business and corporate segment CFO activities as well as the Finance Technology strategy. Prior to joining American Express in 2011, Linda held Finance and Strategy executive leadership roles for Ally Financial, from 2000, and previously with Deutsche Bank from 1997, where she rose to the position of Chief Auditor for their Global Investment Bank. Linda began her career with PricewaterhouseCoopers LLP (PwC) in progressive audit leadership roles from 1984. Linda has been recognized for her numerous professional accomplishments and diversity leadership efforts throughout her career, including executive sponsorship for the ‘Executive Women’s Interest Network’ at American Express. Linda has served on the Board of American Express Global Business Travel since 2014.

Commenting on the additions of Ms. Zukauckas and Altobello to the MTS Board of Directors, David Anderson, Chairman of the Board said the following, “We are extremely pleased with the addition of two such talented individuals to our Board of Directors. Given the exciting growth opportunities that we see ahead, and the complex global economic, financial and political environments that we must navigate, we will be well served by both of these very experienced and accomplished executives. Additionally, their demonstrated ability to create and lead high performance, diverse global organizations makes them extremely valuable to MTS and our expanding need for talent around the world. These newest additions to our Board positions us well from a Governance standpoint, and adds to the Board’s strategic talent base that our CEO, Dr. Jeff Graves, and the MTS Management Team can draw upon to deliver increased shareholder value in the coming years.”

About MTS Systems Corporation
MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,400 employees as of September 29, 2018 and revenue of $778 million for the fiscal year ended September 29, 2018. Additional information on MTS can be found at www.mts.com.

Investor Relations Contact
Brian Ross
Senior Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000